Exhibit 4.104

English translation

This Equity Interest Pledge Agreement (the "Agreement") is signed by the following parties on February 18, 2022:

A

Blue Buck Network Technology (Beijing) Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: Room 418, 4th Floor, Building 13 Taiyang Yuan, Dazhongsi East Road, Haidian District, Beijing (hereinafter referred to as "Blue Buck Network");

B

Guangzhou Blue Ocean Whale Riding Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: Room 201, No. 57 Xiadu Street, Haizhu District, Guangzhou (hereinafter referred to as "Blue Ocean Whale Riding", together with Blue Buck Network, referred to as the "Pledgee")

C	Zhou Yuan, a citizen of the People's Republic of China, with its identity number *** (hereinafter referred to as the "Pledgor" or "Party B");
D

Beijing Cengcengceng Information Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: Room 302, 3rd Floor, Building 13 Taiyang Yuan, Dazhongsi East Road, Haidian District, Beijing (hereinafter referred to as "Cengceng Information" or "Party C").

In this Agreement, the Pledgee, the Pledgor and Cengceng Information are collectively referred to as the "Parties", and each is referred to as a "Party".

Recitals:

1	Party B owns a total of 100 % equity of shares of Party C.
2	The Pledgee and Cengceng Information signed an exclusive technology development, consulting and service agreement on February 18, 2022 (the "Service Agreement").
3

To ensure that the Pledgee can properly receive technology development and consulting service fees from Cengceng Information in accordance with the Service Agreement, the pledger provides a pledge for the technology development and consulting service fees under the Service Agreement with all of its equity of shares in Cengceng Information.

After friendly negotiation, all parties reached an agreement on the equity interest pledge matter. To clarify the rights and obligations of all parties, this Agreement is concluded for mutual compliance.

Article 1 Definition and Interpretation

Unless otherwise specified in this Agreement, the following terms shall have the meanings:

1.	Pledge: means all the contents as set forth in Article 2 of this Agreement.
2.	Pledged Shares: means all the shares legally held by the Pledgor of Cengceng Information, in the aggregate of 100% shares of Cengceng Information.
3.	Pledge Period: means the period specified in Article 3 of this Agreement.
4.	Event of Default: means any circumstance as set forth in Article 7 of this Agreement.
5.	Notice of Default: means the notice of Event of Default sent by the Pledgee in accordance with this Agreement.

Article 2 Pledge

1.

The Pledgor pledges all of the shares held by it in Cengceng Information to the Pledgee (specifically, 50% of the shares of Cengceng Infromation held by the Pledgor are pledged to Blue Buck Network, and the remaining 50% of the shares of Cengceng Infromation are pledged to Blue Ocean Whale Riding), as a guarantee to the receipt of technology development, consulting service fees by the Pledgee under the Service Agreement.

2.	The Pledge means the right of the Pledgee to be paid preferentially with the proceeds from auction or sale of the shares pledged to the Pledgee.

Article 3 Pledge Period

1.

This Agreement takes effect from the date of signing. The Pledge under this Agreement is effective from the date of completion of shares pledge registration of the shares recorded on the register of shareholders of Cengceng Information with relevant market supervision and administrative department, and the validity period of the Pledge is the same as that of the Service Agreement.

2.	During the Pledge Period, if Cengceng Information fails to pay the technical development and consulting service fees as stipulated in the Service Agreement,

the Pledgee has the right to dispose of the pledge in accordance with the provisions of this Agreement and relevant PRC laws and regulations.

3.	For avoidance of doubt, as for the exercise of the Pledge by the Pledgee, it shall be exercised together by Blue Buck Network and the Blue Ocean Whale Riding after they reach an agreement.

Article 4 Keeping of Pledge Certificate

1.

During the Pledge Period stipulated in this Agreement, Cengceng Information shall and the Pledgor shall sign or procure Cengceng Information to sign the certificate of capital contribution and the register of shareholders as exhibits to this Agreement, and deliver the above duly signed documents to the Pledgee, and the Pledgee shall keep the above documents within the Pledge Period stipulated in this Agreement.

2.	The Pledgee has the right to receive all cash income such as dividends and distributions and all non-cash income generated from the Pledged Shares since the execution of this Agreement.

Article 5 Representations and Warranties of the Pledgor and Cengceng Information

The Pledgor and Cengceng Information hereby severally warrants to the Pledgee:

1.	The Pledgor has full power and authority to sign this Agreement and perform its obligations under this Agreement, and the terms of this Agreement constitute legal, valid and binding obligations to it.
2.

Cengceng Information has full corporate power and authorization to sign this Agreement and perform its obligations under this Agreement, and the terms of this Agreement constitute legal, valid and binding obligations to it.

3.

The signing, delivery and performance of this Agreement and any related agreements by the Pledgor and Cengceng Information will not violate the followings due to the limitation of time and/or the occurrence of any act or event or any other reason:

(a)	any incorporation documents of the Pledgor and Cengceng Information;
(b)	any laws to which the Pledgor and Cengceng Information are subject; or

(c)

any terms stipulated and obligations assumed in any written or oral documents such as any contracts, agreements, memorandums, etc. that have been signed and entered into force by the Pledgor and Cengceng Information.

4.	The Pledgor is the legal owner of the Pledged Shares.
5.	At any time, once the Pledgee exercises the rights of the Pledgee under this Agreement, there should be no interference from any other party.
6.	The Pledgee has the right to dispose of and transfer the pledge in the manner specified in this Agreement.
7.	Except for the Pledge set to the Pledgee in accordance with this Agreement, the Pledgor has not set any other pledge rights or any third-party rights on the shares.

Article 6 Covenants of the Pledgor

1.	During the term of this Agreement, the Pledgor undertakes to the Pledgee that the Pledgor:
(a)

except for the transfer of the shares to the Pledgee or persons designated by the Pledgee according to the Exclusive Option Agreement signed by the Pledgor, the Pledgee and Cengceng Information on February 18, 2022, without the prior written consent of the Pledgee, shall not transfer the shares directly or indirectly in any forms, and shall not establish or allow any existence of any pledge or other forms of security that may affect the rights and interests of the Pledgee;

(b)

shall comply with and implement all laws and regulations related to pledge of rights, and upon receipt of notices, instructions or suggestions from relevant competent authorities on the Pledge, shall provide the above notices, instructions or suggestions to the Pledgee within five (5) days, and shall comply with the above notices, instructions or recommendations, or make objections and representations on the above matters at the reasonable request of the Pledgee or with the consent of the Pledgee;

(c)

shall notify the Pledgee of any event or notice received that may cause an impact on the rights of the Pledgor's shares or any part of the rights thereof, and any event or notice received that may alter any warranties or obligations of the Pledgor under this Agreement, or may affect any performance of obligations under this Agreement by the Pledgor.

2.

The Pledgor agrees that the exercise of the Pledgee's rights to the Pledge by the Pledgee in accordance with the terms of this Agreement shall not be interrupted or impaired by any legal proceeding taken by the Pledgor, the Pledgor's successors, spouse (if applicable), the Pledgor's principal or any other person.

3.

The Pledgor warrants to the Pledgee that, in order to protect or improve the guarantee of this Agreement to the reimbursement of the technical development and consulting service fees under the Service Agreement, the Pledgor will duly sign, and procure other interested parties to sign, all the rights certificates, deeds, and/or will perform and procure other interested parties to perform actions required by the Pledgee, and will facilitate the exercise of the rights and authorizations granted to the Pledgee by this Agreement, and will sign all the change documents related to the share certificate with the Pledgee or its designated person (natural person/legal entity), and provide the Pledgee with all the notices, orders and decisions related to the Pledge that the Pledgee deems necessary within a reasonable period.

4.

The Pledgor warrants to the Pledgee that, for the benefit of the Pledgee, the Pledgor will abide by and perform all warranties, covenants, agreements, representations and conditions. If the Pledgor fails to perform or does not fully perform its warranties, covenants, agreements, representations and conditions, the Pledgor shall compensate the Pledgee for all losses suffered thereby.

5.

The Pledgor warrants to the Pledgee that on the date hereof, the Pledgor and Cengceng Information shall register the Pledge under this Agreement in the register of shareholders of Cengceng Information; and within forty-five (45) business days from the date hereof, the Pledgor shall, and the Pledgor shall procure Cengceng Information to, complete the registration of equity interest pledge at the corresponding market supervision and administration bureau.

Article 7 Event of Default

1.	The following events are considered as Event of Default:
(a)	Cengceng Information fails to pay the technical development and consulting service fees payable under the Service Agreement in full and on time;
(b)

Any representations or warranties made by the Pledgor and Cengceng Information in Article 5 of this Agreement are materially misleading or mistaken, and/or the Pledgor and Cengceng Information breach the representations and warranties of Article 5 of this Agreement;

(c)	The Pledgor breaches the covenants in Article 6 of this Agreement;

(d)	The Pledgor breaches any terms of this Agreement;
(e)	Except as stipulated in Article 6, paragraph 1 (a) of this Agreement, the Pledgor loses the pledged shares for any reason, or transfers the pledged shares without the written consent of the Pledgee;
(f)

Any external loan, guarantee, indemnification, covenants or other debts repayment obligation of the Pledgor itself (1) is required to be repaid or performed in advance due to breach of agreement; or (2) has expired but cannot be repaid or performed on time, causing the Pledgee to believe that the Pledgor's ability to perform its obligations under this Agreement has been affected;

(g)	The Pledgor cannot repay general debts or other debts, so that the Pledgee believes that the Pledgor's ability to perform its obligations under this Agreement has been affected;
(h)	Due to the promulgation of relevant laws, this Agreement is illegal or the Pledgor cannot continue to perform its obligations under this Agreement;
(i)	If all governmental consents, permits, approvals or authorizations necessary to enforce this Agreement or to make it legal or effective are withdrawn, suspended, voided or substantially modified;
(j)	The Pledgee believes that the Pledgor's ability to perform its obligations under this Agreement has been affected due to adverse changes in the financial assets owned by the Pledgor;
(k)	The successors or custodians of Cengceng Information can only partially or refuse to perform the payment obligations under the Service Agreement;
(l)	Other situations where the Pledgee cannot exercise or dispose of the Pledge according to relevant laws.
2.

The Pledgor shall immediately notify the Pledgee in writing if it becomes aware of or discovers that any matter referred to in paragraph 1 of this Article or an event that may give rise to the above matter has occurred. The Pledgee has the right to require the Pledgor to correct the breach of Agreement within a limited period.

3.

Unless the Event of Default listed in paragraph 1 of this Article has been perfectly resolved to the satisfaction of the Pledgee, the Pledgee may, at the time of or at any time after the occurrence of the Event of Default by the Pledgor, send a notice of default to the Pledgor in writing form, requiring the Pledgor to immediately pay all the arrears and other payables under the Service Agreement or dispose of the Pledge in accordance with the provisions of Article 8 of this Agreement.

Article 8 Exercise of Pledge

1.	Before the full payment of technical development and consulting service fees mentioned in the Service Agreement, without the written consent of the Pledgee,
(a)	The Pledgor shall not transfer the equity of Cengceng Information held by it for any reason or by any means;
(b)	Shall not transfer or assign the Pledge.
2.	The Pledgee shall issue a notice of default to the Pledgor when exercising the Pledge.
3.

Subject to the provisions of paragraph 3 of Article 7, the Pledgee may exercise the right to dispose of the Pledge at the same time as the notice of default is issued in accordance with paragraph 3 of Article 7 or at any time after the notice of default is issued.

4.

The Pledgee has the right to discount all or part of the equity under this Agreement in accordance with legal procedures, or to receive priority compensation from the price of auction or sale of the equity, until the unpaid technology development, consulting service fees and all other payables have been paid off.

5.	When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor shall not set up obstacles and shall provide necessary assistance to enable the Pledgee to realize its Pledge.

Article 9 Assignment

1.	The Pledgor has no right to gift or transfer its rights and obligations under this Agreement unless the Pledgee consents in advance.
2.	This Agreement is binding on the Pledgor and its successors and is effective on the Pledgor and each of its successors and assigns.
3.

The Pledgee may at any time assign all or any of its rights and obligations under the Service Agreement to the person designated by it (natural person/legal entity), in which case the assignee shall enjoy and undertake the rights and obligations under this Agreement as those they should have enjoyed and undertaken as a party to this Agreement. When the Pledgee assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall sign relevant agreements and/or documents regarding such assignment.

4.	After the change of the Pledgee due to assignment, the new parties of the Pledge shall enter into a new pledge agreement.

Article 10 Termination

This Agreement shall be terminated after the technology development, consulting and service fees under the Service Agreement have been paid and Cengceng Information no longer undertakes any obligations under the Service Agreement. The Pledgee shall, within a reasonable and practicable time, terminate this Agreement and assist the Pledgor to cancel the registration of the equity interest pledge.

Article 11 Fees

1.

All fees and actual expenses related to this Agreement, including but not limited to legal fees, cost of production, stamp duty and any other taxes, fees, etc. shall be borne by Cengceng Information. If the laws stipulate that the Pledgee shall pay the relevant taxes, Cengceng Information shall fully compensate the Pledgee for the taxes and fees paid by the Pledgee.

2.

If Cengceng Information fails to pay any taxes or fees payable by it in accordance with the provisions of this Agreement, or for other reasons, making the Pledgee takes any methods or means to be indemnified, Cengceng Information shall bear all expenses (including but not limited to various taxes, handling fees, management fees, litigation fees, attorney fees and various insurance fees for handling the Pledge) arising therefrom.

Article 12 Acting in Concert of Party A

Each right of Party A under this Agreement, shall be enjoyed and exercised together by Blue Buck Network and Blue Ocean Whale Riding, meaning that if Blue Buck Network or Blue Ocean Whale Riding desires to exercise Party A’s rights, they shall negotiate and reach a consensus to exercise together, and any party shall not exercise Party A’s rights alone under this Agreement.

Article 13 Force Majeure

1.	When the performance of this Agreement is delayed or hindered by any Force Majeure Event, the party affected by the force majeure shall not bear any responsibility under this Agreement only for this part of the delayed or hindered performance.

2.

"Force Majeure Event" means any event beyond the reasonable control of a party and unavoidable with the reasonable care of the affected party, including, but not limited to, government action, natural forces, fire, explosion, geographical change, storm, flood, earthquake, tide, lightning or war. However, lack of credit, funds or financing shall not be deemed to be an event beyond the reasonable control of a party.

3.

One party affected by a Force Majeure Event seeking to waive its responsibility of performance under this Agreement or any provision of this Agreement shall notify the other party of such waiver as soon as possible and inform it of the steps to be taken to complete the performance.

4.

The party affected by force majeure shall not be liable for failure to perform its obligations under this Agreement, but the affected party shall try its best to reduce the losses caused to the other party, and the unfulfilled obligations are only limited to those unfulfilled due to force majeure. After the Force Majeure Event ends, the parties agree to use their best efforts to resume the performance of their obligations under this Agreement.

Article 14 Disputes Resolution

1.	This Agreement shall be governed by and construed in accordance with the PRC laws.
2.

In the event of a dispute between the parties to this Agreement regarding the interpretation and performance of the terms under this Agreement, the parties shall resolve the dispute through negotiation in good faith. If within thirty (30) days after one party has given the other party a written notice requesting a negotiated settlement, the parties have not reached an agreement to resolve the dispute, either party may refer the dispute to the China International Economic and Trade Arbitration Commission in accordance with its then-effective arbitration rules. The place of arbitration is Beijing; the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the parties.

Article 15 Notification

Notices under this Agreement shall be delivered by hand or by registered mail to the address provided by the Parties. If such address is changed, such Party shall notify other Parties in written within two (2) days from such change. If the notice is sent by registered mail, the date of receipt recorded on the return receipt of the registered mail shall be the date of delivery; if it is sent by personal delivery, the date of sending the notice shall be the date of delivery.

Article 16 Appendix

The annexes listed in this Agreement are an integral part of this Agreement.

Article 17 Severability

If any provision under this Agreement is invalid or unenforceable due to its inconsistency with relevant laws, such provision shall be invalid or unenforceable only within the relevant jurisdiction and shall not affect the legal validity of other provisions of this Agreement.

Article 18 Effectiveness

1.	This Agreement and any amendments, supplements or revisions must be in writing and become effective after being signed and/or sealed by all parties.
2.	This Agreement is written in Chinese. The original can be made into one or more copies as required, and each Agreement has the same legal effect.

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Blue Buck Network Technology (Beijing) Co., Ltd. (seal)

/seal/ Blue Buck Network Technology (Beijing) Co., Ltd.
/s/ Zhou Yuan
Name: Zhou Yuan
Title: Legal Representative

Guangzhou Blue Ocean Whale Riding Technology Co., Ltd. (seal)

/seal/ Guangzhou Blue Ocean Whale Riding Technology Co., Ltd.
/s/ Zhou Yuan
Name: Zhou Yuan
Title: Legal Representative

Zhou Yuan

/s/ Zhou Yuan

Beijing Cengcengceng Information Technology Co., Ltd. (seal)

/seal/ Beijing Cengcengceng Information Technology Co., Ltd.
/s/ Zhou Yuan
Name: Zhou Yuan
Title: Legal Representative